Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2009 relating to the financial statements and schedule for the year ended December 31, 2008 of Bluefly, Inc., which appears in Bluefly, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 18, 2011